EXHIBIT 99.1

Wayne Savings Bancshares, Inc. Announces Earnings for the Quarter and Nine Months Ended December 31, 2010

WOOSTER, Ohio, Jan. 28, 2011 (GLOBE NEWSWIRE) -- Wayne Savings Bancshares, Inc. (Nasdaq:WAYN), the holding company parent of Wayne Savings Community Bank, reported net income of $476,000 or $0.16 per diluted share for the third fiscal quarter ended December 31, 2010, compared to $635,000, or $0.21 per diluted share for the third fiscal quarter ended December 31, 2009. The decrease in net income was mainly due to an impairment charge associated with one foreclosed asset held for sale, a decrease in net interest income and a decrease in noninterest income, partially offset by a decrease in the provision for loan losses.

Net interest income decreased $307,000 for the quarter ended December 31, 2010, compared to the quarter ended December 31, 2009. Interest income decreased $608,000 during the 2010 quarter mainly as a result of lower overall market interest rates during the 2010 quarter compared to the 2009 quarter and the corresponding impact on new originations and existing adjustable rate loans and the refinancing of existing mortgage loans and securities. Interest expense decreased $301,000 during the quarter as a result of lower market interest rates being reflected in rates paid on certificates of deposit, money market deposit accounts and advances from the Federal Home Loan Bank of Cincinnati and a lower volume of advances, partially offset by a higher volume of deposits.

Noninterest income decreased $90,000 for the quarter ended December 31, 2010 compared to the same period in 2009, due primarily to the absence of a gain on the sale of available-for-sale securities realized in the 2009 period that did not recur in the 2010 period. During the 2010 period, a gain realized on the disposal of real estate acquired through foreclosure was offset by a lower gain on the sale of residential mortgage loans and lower other service charge income. Noninterest expense increased by $264,000 for the quarter ended December 31, 2010 compared to the same period in 2009, mainly due to a $241,000 increase in the provision for impairment on foreclosed assets held for sale. The remainder of the increase is mainly due to an increase in other operating expenses due to legal and other costs associated with the foreclosure process and management of foreclosed properties.

A provision for loan losses of $120,000 was made for the 2010 quarter compared to $570,000 provided for the 2009 quarter, based on management's assessment of probable incurred losses in the portfolio. The decrease was mainly due to lower average loan balances and improvements in underlying economic factors in the 2010 period compared to the 2009 period.

For the nine month period ended December 31, 2010, net income totaled $1,793,000 or $0.61 per diluted share, compared to net income of $1,819,000 or $0.62 per diluted share for the nine month period ended December 31, 2009.

Net interest income decreased $383,000 for the nine months ended December 31, 2010 compared to the nine months ended December 31, 2009. Interest income decreased $1,517,000 for the 2010 nine month period compared to the same period in 2009, as a result of lower overall market interest rates during the 2010 period compared to the 2009 period and the corresponding impact on new originations and existing adjustable rate loans and the refinancing of existing mortgage loans and securities. Interest expense decreased $1,134,000 compared to the prior year period as a result of decreased rates paid on certificates of deposit, money market deposit accounts and advances from the Federal Home Loan Bank of Cincinnati and a lower volume of advances, partially offset by a higher volume of deposits.

Noninterest income decreased $113,000 for the nine months ended December 31, 2010 compared to the same period in 2009, due primarily to the absence of a gain on the sale of available-for-sale securities realized in the 2009 period that did not recur in the 2010 period, decreased other service charge income and decreased gain on sale of residential mortgage loans, partially offset by a gain realized on the disposal of real estate acquired through foreclosure and increased trust income.

Noninterest expense increased by $221,000 for the nine months ended December 31, 2010 compared to the same period in 2009, mainly due to an increase in the provision for impairment on foreclosed assets held for sale of $267,000, an increase in compensation expense of $136,000 and an increase in other operating expense of $93,000, primarily due to increased legal and other costs associated with the foreclosure process and management of foreclosed properties. These increases were partially offset by a decrease of $215,000 in federal deposit insurance premiums mainly due to the absence of a special assessment imposed by the FDIC on all insured institutions during the 2009 period that did not recur in the 2010 period.

A provision for loan losses of $430,000 was made for the nine months ended December 31, 2010 compared to $1,115,000 provided during the nine months ended December 2009, based on management's assessment of probable incurred losses in the portfolio. The decrease was mainly due to lower average loan balances and improvements in underlying economic factors and a lower level of charge offs during the 2010 period compared to the 2009 period.

At December 31, 2010, Wayne Savings Bancshares, Inc. reported total assets of $409.5 million, an increase of $3.5 million from total assets of $406.0 million at March 31, 2010. The increase in assets was primarily due to increases in cash and investment securities, partially offset by a decrease in loans receivable. Deposits at December 31, 2010 were $320.0 million, an increase of $8.0 million, or 2.58%, from $311.9 million at March 31, 2010. The increase in deposits appears to be due to a shift in customer preferences toward insured, liquid bank deposits over other types of investments. The composition of deposits continues to shift from certificates of deposit, down 3%, to demand accounts, up 10%, and savings and money market deposits, up 7%, as customers choose more liquid types of deposits given the low level of market interest rates.

At December 31, 2010, nonperforming assets (non-accrual loans and REO) totaled $6.9 million, or 1.69% of total assets, compared to $7.2 million, or 1.78% of total assets at March 31, 2010. Management has performed impairment analyses and made appropriate valuation provisions as required. Based on current information, management expects that the adjusted carrying values of the loans will be realized.

Stockholders' equity at December 31, 2010 amounted to $38.0 million, or 9.28% of total assets, compared to $37.0 million, or 9.11% of total assets, at March 31, 2010. The increase of $1.0 million is mainly due to an increase in retained earnings due to the addition of net income, partially offset by dividend payments and a decrease in accumulated other comprehensive income to reflect a decrease in the value of available-for-sale securities.

Established in 1899, Wayne Savings Community Bank, the wholly owned subsidiary of Wayne Savings Bancshares, Inc., has eleven full-service banking locations in the communities of Wooster, Ashland, Millersburg, Rittman, Lodi, North Canton, and Creston, Ohio.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

WAYNE SAVINGS BANCSHARES, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Dollars in thousands, except per share data - unaudited)

	For the Three Months
	ended December 31,

	2010	2009

Quarterly Results

Net Interest Income	$3,133	$3,440
Net Income	$476	$635
Earnings Per Share:
Basic	$ 0.16	$ 0.21
Diluted	$ 0.16	$ 0.21
Return on Average Assets (Annualized)	0.46%	0.63%
Return on Average Equity (Annualized)	4.93%	6.91%

	For the Nine Months
	ended December 31,

	2010	2009

Year to Date Results

Net Interest Income	$9,639	$10,022
Net Income	$1,793	$1,819
Earnings Per Share:
Basic	$ 0.61	$ 0.62
Diluted	$ 0.61	$ 0.62
Return on Average Assets (Annualized)	0.58%	0.60%
Return on Average Equity (Annualized)	6.25%	6.77%

	December 31,	March 31,
	2010	2010

End of Period Data

Total Assets	$409,498	$406,032
Stockholders' Equity to Total Assets	9.28%	9.11%
Shares Outstanding	3,004,113	3,004,113
Book Value Per Share	$12.65	$12.31

WAYNE SAVINGS BANCSHARES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in Thousands, except per share data - unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Interest income	$ 4,381	$ 4,989	$ 13,689	$ 15,206
Interest expense	1,248	1,549	4,050	5,184
Net interest income	3,133	3,440	9,639	10,022
Provision for loan losses	120	570	430	1,115
Net interest income after provision for loan losses	3,013	2,870	9,209	8,907
Noninterest income	484	574	1,463	1,576
Noninterest expense	2,908	2,644	8,363	8,142
Income before federal income taxes	589	800	2,309	2,341
Provision for federal income taxes	113	165	516	522
Net income	$ 476	$ 635	$ 1,793	$ 1,819

Earnings per share
Basic	$ 0.16	$ 0.21	$ 0.61	$ 0.62
Diluted	$ 0.16	$ 0.21	$ 0.61	$ 0.62

Dividends per share	$ 0.06	$ 0.05	$ 0.18	$ 0.15

WAYNE SAVINGS BANCSHARES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

	December 31, 2010	March 31, 2010
	(Unaudited)
ASSETS

Cash and cash equivalents	$11,800	$9,875
Investment securities, net (1)	132,389	120,561
Loans receivable, net	237,866	247,006
Federal Home Loan Bank stock	5,025	5,025
Premises & equipment	6,995	7,291
Foreclosed assets held for sale, net	2,675	2,888
Other assets	12,748	13,386
TOTAL ASSETS	$409,498	$406,032

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposit accounts	$319,983	$311,934
Other short-term borrowings	7,459	7,454
Federal Home Loan Bank Advances	39,477	45,500
Accrued interest payable and other liabilities	4,582	4,149
TOTAL LIABILITIES	371,501	369,037

Common stock (3,978,731 shares of $.10 par value issued)	398	398
Additional paid-in capital	36,000	36,012
Retained earnings	15,599	14,332
Shares acquired by ESOP	(740)	(807)
Treasury Stock, at cost - 974,618 shares	(14,530)	(14,530)
Accumulated other comprehensive income	1,270	1,590
TOTAL STOCKHOLDERS' EQUITY	37,997	36,995

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$409,498	$406,032
(1) Includes held to maturity classifications.

CONTACT: H. Stewart Fitz Gibbon III
         Executive Vice President
         Chief Financial Officer
         (330) 264-5767